Exhibit 10.2
EDISON INTERNATIONAL
2008 DIRECTOR DEFERRED COMPENSATION PLAN
Amended and Restated Effective January 1, 2021

PREAMBLE

The purpose of this Plan is to provide Eligible Directors of participating Affiliates with the opportunity to defer payment and taxation of some elements of their compensation.

This Plan applies to amounts arising from board compensation earned after December 31, 2004, and is intended to comply with Section 409A of the Internal Revenue Code and the regulations issued thereunder.
ARTICLE 1
DEFINITIONS

Capitalized terms in the text of the Plan are defined as follows:

Administrator means the Compensation and Executive Personnel Committee of the Board of Directors of EIX.

Affiliate means EIX or any corporation or entity which (i) along with EIX, is a component member of a "controlled group of corporations" within the meaning of Section 414(b) of the Code, and (ii) has approved the participation of its directors in the Plan.

Beneficiary means the person or persons or entity designated as such in accordance with Article 6 of the Plan.

Board means the Board of Directors of EIX.

Code means the Internal Revenue Code of 1986, as amended.

Company means the Affiliate the Participant serves as a director.

Contingent Event means the Participant’s Disability or death while serving on an Affiliate board or Separation from Service for other reasons if such event occurs prior to the Participant’s Retirement.

Contingent Payment Election means an election regarding the time and form of payment made or deemed made in accordance with Section 4.2.

Crediting Rate means the rate at which interest will be credited to Deferral Accounts. The rate will be determined annually in advance of the calendar year and will be equal to the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds for the 60 months

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preceding November 1st of the prior year. Effective with calendar year 2015, the rate will be determined annually in advance of the calendar year and will be equal to the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds for the 60 months preceding September 1st of the prior year. EIX reserves the right to prospectively change the definition of Crediting Rate.

Deferral Account means the notional account established for record keeping purposes for a Participant pursuant to Article 3 of the Plan.

Deferral Election means the Participant's election to defer amounts under the Plan. Deferral Elections shall be made in the manner prescribed by the Administrator, which may include electronic elections.

Deferral Period means the Plan Year covered by a valid Deferral Election previously submitted by a Participant, or in the case of a newly eligible Participant, the balance of the Plan Year following the date of the Deferral Election.

Deferred Stock Unit means a bookkeeping entry linked to shares of EIX Common Stock on a one-for-one basis. Deferred Stock Units may be credited to a Participant’s Deferral Account as a result of an award under the Equity Compensation Plan, 2007 Performance Incentive Plan or any successor plan or Dividend Equivalents on such an award. Deferred Stock Units will be payable in shares of EIX Common Stock on a one-for-one basis, or to the extent determined by the Board in the terms applicable to a particular Deferred Stock Unit award, in cash equal to the value of such shares of EIX Common Stock.

Disability means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

Dividend Equivalent means an amount equal to the dividend declared by the Board on one share of EIX common stock for any calendar quarter.

EIX means Edison International.

Eligible Director means a non-employee director of an Affiliate who (i) is a U.S. director or an expatriate who is based and paid in the U.S., and (ii) is designated by the Company as eligible to participate in the Plan (subject to the restrictions in Section 7.2 of the Plan).

Participant means an Eligible Director who has completed a Deferral Election with respect to future payments (or who is subject to mandatory deferral of future payments) pursuant to Article 2 of the Plan, or a director or former director who has a Deferral Account balance.

Payment Election means a Primary Payment Election or a Contingent Payment Election, or a payment election pursuant to Section 4.1.1, as the case may be, subject to change pursuant to Section 4.3. Payment Elections shall be made in the manner prescribed by the Administrator, or its delegate, which may include electronic elections.

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Payment Event as to a Participant means: (i) as to amounts deferred for Deferral Periods prior to 2021, the Participant’s Separation from Service for any reason other than death or Disability; and (ii) as to amounts deferred for Deferral Periods after 2020, the Participant’s Separation from Service for any reason other than death.

Plan means the EIX 2008 Director Deferred Compensation Plan.

Plan Year means the calendar year.

Primary Payment Election means an election regarding the time and form of payments made or deemed made in accordance with Section 4.1.

Retainers and Fees means retainers and meeting fees which would be paid to a Participant as an Eligible Director for the Plan Year before reductions for deferrals under the Plan.

Retirement means a Separation from Service after attaining age 55 with at least 5 years of board service.

Separation from Service occurs when a Participant dies, retires, or otherwise has a termination of service from all Affiliate boards of directors that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), without regard to the optional alternative definitions available thereunder.

Similar Plan means a plan required to be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c)(2)(i).

Termination of Service means the voluntary or involuntary Separation from Service for any reason other than Retirement or death.

Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s Beneficiary, or the Participant’s spouse or dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.

Valuation Date means the last day of the month in which the final day of board service falls prior to Separation from Service, unless distribution is scheduled or required to commence on a date other than the first day of the month following Separation from Service, in which latter case Valuation Date means the day before a distribution is scheduled or required to commence.

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ARTICLE 2
DEFERRAL ELECTIONS1
2.1    Elections
(a)    Retainers and Fees. An Eligible Director may elect to defer Retainers and Fees by submitting a Deferral Election to the Administrator specifying the whole percentage of Retainers and Fees to be deferred prior to the beginning of the Plan Year during which the Eligible Director performs the services for which such Retainers and Fees are to be earned. Notwithstanding the foregoing, for an individual who first becomes an Eligible Director during a Plan Year, the Administrator may:

(i)allow the individual to make an initial Deferral Election for deferral of Retainers and Fees under this Plan within thirty days after the date the individual becomes an Eligible Director, provided (1) that such Eligible Director has not previously become eligible to participate in this or any Similar Plan and (2) any such initial election will apply to Retainers and Fees earned for services performed after the election is submitted to the Administrator; or

(ii)require the deferral of all Retainers and Fees payable to the Eligible Director for services performed during the Plan Year in which the Eligible Director is first elected to the Board, with any such mandatory deferral treated as the Eligible Director’s Deferral Election and specified in writing to the individual before the individual first becomes an Eligible Director.

Once made, a Deferral Election (including any election regarding time and form of payment) will continue to apply for subsequent Deferral Periods (“Evergreen Retainer/Fee Election”) unless (i) the Eligible Director submits a new Deferral Election during a subsequent enrollment period changing the deferral amount or revoking the existing election, or (ii) the Participant is not an Eligible Director on the last day of a subsequent enrollment period. Notwithstanding any provisions to the contrary in this Plan, except as prescribed by the Administrator and set forth in the form or instructions for the applicable Deferral Election, there will be no Evergreen Retainer/Fee Elections for 2021 and subsequent Plan Years and any Evergreen Retainer/Fee Election in effect at the end of 2020 shall not apply as to any Retainers or Fees for 2021 or any subsequent Plan Year.

(b)    Deferred Stock Units. An Eligible Director may elect to receive Deferred Stock Units under the 2007 Performance Incentive Plan or any successor plan, with such Deferred Stock Units credited to this Plan, rather than to receive shares of Common Stock that would otherwise be awarded to the Director for a Plan Year, by submitting a Deferral Election to the Administrator prior to the beginning of the Plan Year specifying the whole percentage of Common Stock to be deferred as Deferred Stock Units. If a fractional share would result from a deferral election of less than 100%, then the Common Stock portion will be rounded up to the next whole share and the Deferred Stock Unit portion will be rounded down to the next whole Deferred Stock Unit. Notwithstanding the foregoing, for an individual who first becomes an
1 For purposes of clarity, the provisions of this Plan regarding Deferral and Payment Elections for the 2021 Plan Year are effective beginning with Deferral and Payment Elections made in 2020 for the 2021 Plan Year.

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Eligible Director during a Plan Year, the Administrator may require the deferral of all equity payable to the individual for the Plan Year in which the Eligible Director is first elected to the Board, with any such mandatory deferral treated as the Eligible Director’s Deferral Election and specified in writing to the individual before the individual first becomes an Eligible Director. Once made, a Deferral Election (including any election regarding time and form of payment) will continue to apply for subsequent Deferral Periods (“Evergreen DSU Election”) unless (i) the Eligible Director submits a new Deferral Election during a subsequent enrollment period changing the deferral percentage or revoking the existing election or (ii) the Participant is not an Eligible Director on the last day of a subsequent enrollment period. Notwithstanding any provisions to the contrary in this Plan, except as prescribed by the Administrator and set forth in the form or instructions for the applicable Deferral Election, there will be no Evergreen DSU Elections for 2021 and subsequent Plan Years and any Evergreen DSU Election in effect at the end of 2020 shall not apply as to any shares of Common Stock to be awarded to the Director for 2021 or any subsequent Plan Year.

2.2    Vesting
Amounts deferred under this Article 2 and any earnings thereon will be 100% vested at all times.
ARTICLE 3
DEFERRAL ACCOUNTS
3.1    Deferral Accounts
Solely for record keeping purposes, the Administrator will maintain a Deferral Account for each Participant with such subaccounts as the Administrator or its record keeper finds necessary or convenient in the administration of the Plan. For Deferral Periods after 2020, the subaccounts shall be the Payment Accounts described in Section 4.1.1.

3.2    Timing of Credits
(a)    Retainer and Fee Deferrals. The Administrator will credit to the Participant's Deferral Account the Retainer and Fee Deferrals at the time such amounts would otherwise have been paid to the Participant but for the Deferral Election.

(b)    Deferred Stock Units. The Administrator will credit Deferred Stock Units to the Participant’s Deferral Account as of the effective date of any award of Deferred Stock Units under the 2007 Performance Incentive Plan or any successor plan.

(c)    Earnings Crediting Dates.
    (i)    The Administrator will credit interest at the Crediting Rate to the Participant's Deferral Account on a daily basis, compounded annually.
    (ii)    The Administrator will credit a Dividend Equivalent for each Deferred Stock Unit credited to the Participant’s Deferral Account on the EIX common stock ex-dividend date each quarter. Dividend Equivalents so credited will be converted into additional Deferred Stock Units based on the closing price of EIX Common Stock on that date as reported by Bloomberg Professional Service. Fractional Dividend Equivalents and Deferred Stock Units will be credited.

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3.3    Statement of Accounts
The Administrator will periodically either provide or make available to each Participant a statement setting forth the balance of the Deferral Account maintained for the Participant.
ARTICLE 4
PAYMENT ELECTIONS
4.1    Primary Payment Election for Deferral Periods Prior to 2021 (except as otherwise provided)
(a)    As part of a Deferral Election for Deferral Periods prior to 2021, a Participant may make a Primary Payment Election specifying the payment schedule for each subaccount that will be created as a result of the Deferral Election. The choices available for a Primary Payment Election are as follows:
(i)    Monthly installments for 60 to 180 months; or

(ii)    A single lump sum; or

(iii)    Two to fifteen installments paid annually; or
(iv)    Any combination of the preceding three choices.
Payments under this Primary Payment Election may commence upon (i) the first day of a specified month and year that may be no later than the month and year in which the Participant attains age 75; (ii) the Participant’s Retirement; or (iii) the first day of the month that is a specified number of months following the Participant’s Retirement or the first day of a specified month a specified number of years following the calendar year in which Retirement occurs (provided that if the date otherwise determined pursuant to this clause (iii) is later than the month and year in which the Participant attains age 75, the date pursuant to this clause (iii) shall be the later of the Participant’s Retirement or the month and year in which the Participant attains age 75).

(b)    Subject to Section 4.5, lump sum payments or initial installment payments will be made within 60 days of the scheduled dates. Interest will be added to the payment amount for the days elapsed between the scheduled payment date and the actual date of payment.

If a Deferral Account or subaccount for Retainer and Fee Deferrals is paid in installments, the installments will be paid as follows:

(i)For purposes of calculating installments, the Deferral Account or subaccount will be valued as of the Valuation Date and subsequently as of December 31 each year, with installments for the next calendar year adjusted according to procedures established by the Administrator.

(ii)For Deferral Periods prior to 2021, the installments will be paid in amounts that will amortize the Deferral Account or subaccount balance with interest credited at the Crediting Rate over the period of time benefits are to be paid.

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(iii)For Deferral Periods after 2020, annual installment amounts shall be determined by dividing (a) by (b), where (a) equals the Payment Account as of the last valuation under clause (i) above and (b) equals the remaining number of installment payments. The Payment Account balance will continue to be credited with interest at the Crediting Rate until the last installment payment is made.

Notwithstanding anything herein to the contrary, distribution in installments shall be treated as a single payment as of the date of the initial installment for purposes of Section 409A of the Code. If paid in monthly installments, the installments may be paid in a single check each month or in more than one check for any given month, provided that in either such case the total amount of the monthly payment shall not change.

(c)    If no Primary Payment Election has been made, the Primary Payment Election shall be deemed to be a single lump sum upon the Participant’s Retirement (or, if earlier, the Participant’s death or Disability).

4.1.1    Payment Election for Deferral Periods After 2020
(a)    Unless otherwise provided by the Administrator, or its delegate, in the applicable Deferral Election form or instructions for a Deferral Period after 2020, each Participant may establish up to six “Payment Accounts” for the payment of amounts deferred for Deferral Periods after 2020, with each Payment Account specifying a Payment Start Date and a Form of Payment from among the following choices:
(i)Payment Start Date Choices: (x) January 1 of the year following the Participant’s Payment Event; or (y) January 1 of a specified year (“Specified Date”). At least one of a Participant’s Payment Accounts must specify a Payment Start Date that commences payment pursuant to clause (x). If a Payment Account specifies a Specified Date pursuant to clause (y), then that Payment Account shall no longer count against the Participant’s maximum number of Payment Accounts after that Specified Date has occurred and all Plan benefits have been paid to the Participant with respect to that Payment Account.
(ii)Form of Payment Choices: (x) a single lump sum; or (y) two to ten installments paid annually.
As part of a Deferral Election for a Deferral Period after 2020, the Participant may elect, subject to the conditions set forth in this paragraph, that payment of amounts deferred pursuant to such Deferral Election be paid pursuant to Payment Account(s) established by the Participant; provided, however, that a Participant may not select a Specified Date Payment Account for a Deferral Period that is the Plan Year prior to the Specified Date corresponding to that Payment Account (for example, a January 1, 2025 Specified Date Payment Account could not be elected as a Payment Account for the 2024 Deferral Period). If a Participant elects more than one Payment Account for the payment of amounts deferred pursuant to a Deferral Election, the Participant must specify the portion of such deferrals to be allocated to each Payment Account elected by the Participant and the total of such allocations must equal one hundred percent (100%).

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Notwithstanding any provisions of the preceding two paragraphs in this Section 4.1.1(a) to the contrary, benefits accrued with respect to the 2021 Deferral Period or any subsequent Deferral Period shall be subject to the following payment rules: (i) if the Participant dies before payments have commenced for a Payment Account, then payment of the Payment Account shall be made in a lump sum upon (or within 90 days following) the Participant’s death; and (ii) if the Participant dies after payments have commenced for a Payment Account but before all payments have been completed, then the remainder of the Payment Account shall be paid in a lump sum upon (or within 90 days following) the Participant’s death.

(b)     The provisions in Section 4.1(b) also apply to this Section 4.1.1.
(c)    If no Payment Election has been made by a Participant with respect to a Deferral Period (including, without limitation and unless otherwise provided by the Administrator before the individual first becomes an Eligible Director, as to any mandatory deferrals for the Plan Year in which the Eligible Director is first elected to the Board), the Participant’s Payment Election for that Deferral Period shall be deemed to be a Payment Start Date of January 1 of the year following the Participant’s Payment Event and a Form of Payment of a single lump sum, and such deemed Payment Election shall constitute one of the Participant’s Payment Accounts.
(d)    Notwithstanding anything to the contrary in this Section 4.1.1, the Administrator, or its delegate, may prescribe rules in the form or instructions for any Payment Election that are different than the rules set forth in this Section 4.1.1 as to the benefits covered by such Payment Election, including expanding or limiting Payment Start Date Choices and Form of Payment Choices available for the Payment Election and prescribing different payment rules for death.

4.2    Contingent Payment Election for Deferral Periods Prior to 2021 (except as otherwise provided)
As part of a Deferral Election for Deferral Periods prior to 2021, a Participant may make a Contingent Payment Election for each of the Contingent Events of (1) the Participant’s death during service on an Affiliate board, (2) the Participant’s Disability during service on an Affiliate board and (3) Termination of Service, for each subaccount that will be created as a result of the Deferral Election, which Contingent Payment Election will take effect upon the first Contingent Event, if any, that occurs before the Participant’s Retirement (if the Participant specified a payment schedule determined by reference to Retirement in Section 4.1) or the first day of a specified month and year elected by the Participant pursuant to Section 4.1. The choices available for the Contingent Payment Election are those specified in Section 4.1 except that the references to Retirement shall instead refer to the applicable Contingent Event.

If the Participant has made no Contingent Payment Election and a Contingent Event occurs prior to Retirement (if the Participant specified a payment schedule determined by reference to Retirement in Section 4.1) or the first day of a specified month and year elected by the Participant pursuant to Section 4.1, the Administrator will pay the benefit as specified in the Participant’s Primary Payment Election, except that payments scheduled for payment or commencement of payment “upon Retirement,” or with a payment date determined by reference to “Retirement,” will be paid, commence or have payment determined by reference to the first day of the month following the month in which the Contingent Event occurs. If the Participant

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has made neither a Contingent Payment Election nor a Primary Payment Election and a Contingent Event occurs prior to Retirement, the Payment Election shall be deemed to be a single lump sum upon the Participant’s Contingent Event.

4.3    Changes to Payment Elections
A Participant may change an existing Payment Election, including a deemed Payment Election, after the period allowed for the related Deferral Election by submitting a new written Payment Election to the Administrator in the manner prescribed by the Administrator, subject to the following conditions: (1) the new Payment Election shall not be effective unless made at least twelve months before the payment or commencement date scheduled under the prior Payment Election; (2) the new Payment Election must defer a lump sum payment or commencement of installment payments for a period of at least five years from the date that the lump sum would have been paid or installment payments would have commenced under the prior Payment Election; and (3) the election shall not be effective until twelve months after it is submitted to the Administrator. For Payment Election changes submitted before 2021, a Payment Election change will not be effective if, at the time such new Payment Election is made, the imposition of the five-year delay would require that the benefits to be paid pursuant to such Payment Election would not begin until after the Participant’s 75th birthday. Except as otherwise provided by the Administrator, or its delegate, in the form or instructions for a Payment Election change submitted after 2020, any such Payment Election change as to a Payment Event or (in the case of a change to a Contingent Payment Election) death (or, in either case, a date determined with reference to a Payment Event or death) will not be effective unless the new Payment Election defers the applicable payment start date by exactly five years from the start date under the prior Payment Election (for clarity, to the extent a Payment Election provides for payment to commence upon a specified date, rather than a date determined with reference to a Payment Event or death, the new Payment Election may defer the specified date by five or more years). After 2020, a Participant will only be given one opportunity per Deferral Account to change the Payment Election for that Deferral Account (for Deferral Periods after 2020, a Participant will only be given one opportunity per Payment Account to change the Payment Election for that Payment Account), and the payment schedules available for such new Payment Election are those prescribed by the Administrator, or its delegate, in the form or instructions for the Payment Election change, subject to the conditions specified in this paragraph.

4.4    Small Benefit Exception
Notwithstanding the foregoing, the Administrator may, in its sole discretion and as determined by it in writing, pay the benefits in a single lump sum if the sum of all benefits payable to the Participant under this Plan and all Similar Plans is less than or equal to the applicable dollar amount under Section 402(g)(1)(B) of the Code.

4.5    Six-Month Delay in Payment for Specified Employees
Notwithstanding any provision of this Plan to the contrary, if a Participant is reasonably determined to be a “specified employee” as defined in Code Section 409A and is entitled to a distribution from the Plan due to the Participant’s Separation from Service, the lump sum payment or the commencement of installment payments, as the case may be, may not be scheduled to occur or occur before the date that is the earlier of (1) six months following the Participant’s Separation from Service for reasons other than death or (2) the Participant’s death.

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4.6    Conflict of Interest Exception, Etc.
Notwithstanding the foregoing, the Administrator may, in its sole discretion, pay benefits in a single lump sum if permitted under Treasury Regulation Section 1.409A-3(j)(4)(iii). In addition, the Administrator may, in its sole discretion, accelerate the payment of benefits if and to the extent permitted under any of the other exceptions specified in Treasury Regulation Section 1.409A-3(j)(4) to the general rule in Code Section 409A prohibiting accelerated payments, provided that the terms of Section 4.4 of the Plan shall govern whether benefits will be paid in a single lump sum pursuant to the small benefit exception contained in Treasury Regulation Section 1.409A-3(j)(4)(v).
ARTICLE 5
SURVIVOR BENEFITS

Following the Participant’s death, payment of the Participant’s Deferral Account will be made to the Participant’s Beneficiary or Beneficiaries according to the payment schedule elected or deemed elected according to Article 4, subject to the payment provisions (if applicable) of Section 4.1.1.

ARTICLE 6
BENEFICIARY DESIGNATION
The Participant will have the right, at any time, to designate any person or persons or entity as Beneficiary (both primary and contingent) to whom payment under the Plan will be made in the event of the Participant's death. The Beneficiary designation will be effective when it is submitted to the Administrator during the Participant's lifetime in accordance with procedures established by the Administrator.

The submission of a new Beneficiary designation will cancel all prior Beneficiary designations. Any finalized divorce or marriage of a Participant subsequent to the date of a Beneficiary designation will revoke such designation, unless in the case of divorce the previous spouse was not designated as a Beneficiary, and unless in the case of marriage the Participant's new spouse has previously been designated as Beneficiary. The spouse of a married Participant must consent in writing to any designation of a Beneficiary other than the spouse.

If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant (and no entity is named as a Beneficiary, or an entity was named but no longer exists at the time of the Participant’s death), then the Administrator will direct the distribution of the benefits to the Participant's estate. If a primary Beneficiary dies after the Participant’s death but prior to completion of benefits under this Plan and no contingent Beneficiary has been designated by the Participant, any remaining payments will be paid to the primary Beneficiary’s Beneficiary, if one has been designated, or to the Beneficiary’s estate.
ARTICLE 7
CONDITIONS RELATED TO BENEFITS

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7.1    Nonassignability
The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or any manner whatsoever. These benefits will be exempt from the claims of creditors of any Participant or other claimants and from all orders, decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law. Notwithstanding the foregoing, the benefit payable to a Participant may be assigned in full or in part, pursuant to a domestic relations order of a court of competent jurisdiction.

7.2    Unforeseeable Emergency Distribution
A Participant may submit a hardship distribution request to the Administrator in writing setting forth the reasons for the request. The Administrator will have the sole authority to approve or deny such requests. Upon a finding that the Participant has suffered an Unforeseeable Emergency, the Administrator may in its discretion, permit the Participant to cease any on-going deferrals and accelerate distributions of benefits under the Plan in the amount reasonably necessary to alleviate the Unforeseeable Emergency. If a distribution is to be made to a Participant on account of an Unforeseeable Emergency, the Participant may not make deferrals under the Plan until one entire Plan Year following the Plan Year in which a distribution based on an Unforeseeable Emergency was made has elapsed.

7.3    No Right to Assets
The benefits paid under the Plan will be paid from the general funds of the Company, and the Participant and any Beneficiary will be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Neither the Participant nor the Beneficiary will have a claim to benefits from any other Affiliate. Amounts of compensation deferred by Participants pursuant to this Plan accrue as liabilities of the participating Affiliate at the time of the deferral under the terms and conditions set forth herein. By electing to defer compensation under the Plan, Participants consent to EIX sponsorship of the Plan, but acknowledge that EIX is not a guarantor of the benefit obligations of other participating Affiliates. Each participating Affiliate is responsible for payment of the accrued benefits under the Plan with respect to its own Eligible Directors subject to the terms and conditions set forth herein.

7.4    Protective Provisions
The Participant will cooperate with the Administrator by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and signing such consents to insure or taking such other actions as may be requested by the Administrator. If the Participant refuses to cooperate, the Administrator and the Company will have no further obligation to the Participant under the Plan.

7.5    Constructive Receipt
Notwithstanding anything to the contrary in this Plan, in the event the Administrator determines that amounts deferred under the Plan have failed to comply with Section 409A and must be

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recognized as income for federal income tax purposes, distribution of the amounts included in a Participant’s income will be made to such Participant. The determination of the Administrator under this Section 7.5 will be binding and conclusive.

7.6    Withholding
The Participant or the Beneficiary will make appropriate arrangements with the Administrator for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Administrator may provide, at its discretion, for such withholding and tax payments as may be required.

7.7    Incapacity
If any person entitled to payments under this Plan is incapacitated and unable to use such payments in his or her own best interest, EIX may direct that payments (or any portion) be made to that person’s legal guardian or conservator, or that person’s spouse, as an alternative to payment to the person unable to use the payments. EIX will have no obligation to supervise the use of such payments, and court-appointed guardianship or conservatorship may be required.
ARTICLE 8
PLAN ADMINISTRATION
8.1 Plan Interpretation
The Administrator will administer the Plan and interpret, construe and apply its provisions in accordance with its terms and will provide direction and oversight as necessary to management, staff, or contractors to whom day-to-day Plan operations may be delegated. The Administrator will establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Administrator will interpret and construe the Plan and the prior version of the Plan to comply with Section 409A of the Code. All decisions of the Administrator will be final and binding.

8.2 Limited Liability
Neither the Administrator, nor any of its members or designees, will be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.
ARTICLE 9
AMENDMENT OR TERMINATION OF PLAN
9.1    Amendment of Plan
Subject to the terms of Section 9.3, EIX may at any time amend the Plan in whole or in part, provided, however, that the amendment (i) will not decrease the balance of the Participant's Deferral Account at the time of the amendment and (ii) will not retroactively decrease the applicable Crediting Rates of the Plan prior to the time of the amendment. EIX may amend the Crediting Rates of the Plan prospectively, in which case the Administrator will notify the Participant of the amendment in writing within 30 days after the amendment.

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9.2    Termination of Plan
Subject to the terms of Section 9.3, EIX may at any time terminate the Plan. If EIX terminates the Plan, distributions to the Participants or their Beneficiaries shall be made on the dates on which the Participants or Beneficiaries would receive benefits hereunder without regard to the termination of the Plan except that payments may be made upon termination of the Plan if the requirements for accelerated payment under Treasury Regulation Section 1.409A-3(j)(4)(ix)(C) are satisfied.

9.3    Amendment or Termination after Change in Control
Notwithstanding the foregoing, EIX will not amend or terminate the Plan without the prior written consent of affected Participants for a period of two calendar years following a Change in Control of EIX (as defined in the EIX 2008 Executive Severance Plan) and will not thereafter amend or terminate the Plan in any manner which affects any Participant (or Beneficiary of a deceased Participant) who commences receiving payment of benefits under the Plan prior to the end of the two-year period following a Change in Control.

9.4    Exercise of Power to Amend or Terminate
EIX's power to amend or terminate the Plan will be exercisable by the Board.
ARTICLE 10
CLAIMS AND REVIEW PROCEDURES
10.1    Claims Procedure
(a)    The Administrator will notify a Participant or his or her Beneficiary (or person submitting a claim on behalf of the Participant or Beneficiary) (a “claimant”) in writing, within 90 days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Administrator determines that a claimant is not eligible for benefits or full benefits, the notice will set forth (1) the specific reasons for the denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator will notify the claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.

(b)    If a claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant will have the opportunity to have the claim reviewed by the Administrator by filing a petition for review with the Administrator within 60 days after receipt of the notice issued by the Administrator. Said petition will state the specific reasons which the claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Administrator of the petition, the Administrator will afford the claimant (and counsel, if any) an opportunity to present his or her position to the Administrator in writing, and the claimant (or counsel) will have the right to review the pertinent documents. The Administrator will notify the claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written

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in a manner calculated to be understood by the claimant and the specific provisions of the Plan on which the decision is based. If, due to special circumstances (for example, because of the need for a hearing), the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Administrator, but notice of this deferral will be given to the claimant. In the event of the death of the Participant, the same procedures will apply to the Participant's Beneficiaries.

10.2    Dispute Arbitration
(a)    Effective as to any claims filed on or after June 19, 2014, final and binding arbitration under this Section 10.2 shall be the sole remedy available to a claimant after he or she has exhausted the claim and review procedures set forth in Section 10.1. Furthermore, exhaustion by the claimant of the claim and review procedures set forth in Section 10.1 is a mandatory prerequisite for binding arbitration under this Section 10.2. Any arbitration or civil action brought prior to the exhaustion of the claim and review procedures set forth in Section 10.1 shall be remanded to the Administrator to permit the claim and review procedures to be exhausted.
(b)    After a claimant has exhausted the claim and review procedures set forth in Section 10.1, if the claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant may submit his or her claim to final and binding arbitration under this Section 10.2.
Any arbitration under this Section 10.2 will be held in Los Angeles County, California, in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes (“JAMS Rules”) and under the Federal Arbitration Act. The arbitration shall be before a sole arbitrator, selected by mutual agreement of the parties. If the parties are unable to agree upon an arbitrator, the arbitrator shall be selected by striking in accordance with the then-current JAMS Rules from a list of arbitrators supplied by JAMS. Any and all claims and/or defenses that would otherwise be available in a court of law will be fully available to the parties. The arbitrator selected pursuant to this paragraph (the “Arbitrator”) may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. The Arbitrator shall apply applicable substantive law to resolve the dispute. To the fullest extent provided by federal law, the decision rendered by the Administrator pursuant to the claim and review procedures set forth in Section 10.1 shall be upheld by the Arbitrator unless the Arbitrator determines that the Administrator abused its discretion. Notwithstanding the preceding sentence, if a Change in Control (as defined in the EIX 2008 Executive Severance Plan) occurs, then a claim review decision rendered by the Administrator within the three years following the Change in Control shall, if it is challenged by the claimant in accordance with this Section 10.2, be subject to de novo review by the Arbitrator. Subject to the applicable standard of review in the preceding two sentences, the Arbitrator may grant any award or relief available under applicable law that the Arbitrator deems just and equitable.
At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto, and may be enforced by any court of competent jurisdiction. All costs unique to

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arbitration (e.g., the Arbitrator’s fees and room fees) shall be paid by the Administrator. The parties shall otherwise bear their own costs (e.g., attorneys’ fees, expert fees, witness fees, etc.). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the Arbitrator may award reasonable fees and costs to the prevailing party.
ARTICLE 11
MISCELLANEOUS
11.1    Successors
The rights and obligations of EIX and the Companies under the Plan will inure to the benefit of, and will be binding upon, the successors and assigns of EIX and the Companies, respectively.

11.2    Trust
The Companies will be responsible for the payment of all benefits under the Plan. At their discretion, the Companies may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. The trust or trusts may be irrevocable, but a Company’s share of the assets thereof will be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust will be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

11.3    Service Not Guaranteed
Nothing contained in the Plan nor any action taken hereunder will be construed as a contract of service or as giving any Participant any right to continue in service as a director of EIX or any other Affiliate.

11.4    Gender, Singular and Plural
All pronouns and variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

11.5    Captions
The captions of the articles and sections of the Plan are for convenience only and will not control or affect the meaning or construction of any of its provisions.

11.6    Validity
If any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

11.7    Waiver of Breach
The waiver by EIX or the Administrator of any breach of any provision of the Plan by the Participant will not operate or be construed as a waiver of any subsequent breach by the Participant.

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11.8    Applicable Law
The Plan will be governed and construed in accordance with the laws of California.

11.9    Notice
Any notice or filing required or permitted to be given to the Administrator under the Plan will be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of EIX, directed to the attention of the Administrator. The notice will be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

11.10 Statutes and Regulations
Any reference to a statute or regulation herein shall include any successor to such statute or regulation.

IN WITNESS WHEREOF, EIX has amended and restated this Plan on the 23rd day of October, 2020.
EDISON INTERNATIONAL

/s/ Jacqueline Trapp
Jacqueline Trapp
Senior Vice President, Human Resources

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